Exhibit 99.1

NB&T Financial Reports First Quarter Earnings

April 28, 2009

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the first quarter of 2009 of $659,000, or $.21 per diluted share, compared to net income of $1.0 million, or $.32 per diluted share, for the same quarter last year. The decrease in earnings from last year is primarily due to an increase in the provision for loan losses and lower non-interest income.

Net interest income was $4.4 million for the first quarter of 2009, which is comparable to the net interest income earned in the first quarter of 2008. Net interest margin also remained relatively unchanged at 3.72% for the first quarter of 2009, compared to 3.73% for the first quarter of 2008. Interest income declined to $6.4 million for the first quarter of 2009 from $7.5 million for the same quarter last year. Average interest-earning assets increased less than 1% to $483.4 million; however, the average yield decreased from 6.27% for the first quarter of 2008 to 5.36% for the first quarter of 2009 due to declining rates, slower loan volume, and reinvestment of funds into lower-yielding short-term investments. Total interest expense decreased a similar amount to $2.0 million during the first quarter of 2009 from $3.0 million for the same quarter last year. Average interest-bearing liabilities decreased less than 1% from last year to $401.2 million, and their cost decreased to 1.97% during the first quarter of 2009 from 3.02% for the same quarter last year.

Commenting on these results, President & C.E.O. John J. Limbert said, “Usually, reporting lower earnings is not seen as a positive; however, during this recession we are positive about our results. We continue to make money when many in our industry struggle. Our net interest margin is similar to last year’s despite the Federal Reserve dropping rates to historical lows. We continue to address our loan issues as reflected in the increase in net charge-offs and related increase in the loan loss provision. While not good for our earnings, we are proud many of our checking customers are showing more fiscal restraint and reducing their overdrafts with us. We have controlled our expenses despite the increase in our FDIC insurance expense. And, finally, we’re still out trying to serve our customers and communities.”

The provision for loan losses was $250,000 in the first quarter of 2009 and $95,000 in the first quarter of 2008. Net charge-offs were $703,000 in the first quarter of 2009, compared to $155,000 in the first quarter of 2008. This quarter’s net charge-offs included one loan charged-off for $511,000 for which specific reserves of $300,000 had been previously allocated. Non-performing loans totaled $2.9 million at March 31, 2009, compared to $3.3 million at March 31, 2008. The allowance for loan losses to total loans was 0.91% at March 31, 2009, compared to 1.03% at March 31, 2008.

Total non-interest income was $1.9 million for the first quarter of 2009, compared to $2.3 million for the same quarter last year. The decrease is largely due to decreased NSF fees and lower experience rating fees received by the Company’s insurance agency subsidiary. In addition, last year’s non-interest income includes a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering.

Total non-interest expense was relatively unchanged at $5.4 million for the first quarter of 2009 and 2008. FDIC insurance premiums increased $165,000 in the first quarter of 2009 from the first quarter of 2008. This increased expense has been offset by reductions in compensation expense in 2009.

On March 17, 2009 the Board of Directors declared a dividend of $0.29 per share, payable April 20, 2009 to shareholders of record on March 31, 2009. This dividend is unchanged from the dividends declared for the first quarter of 2008.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Statements of Income
Interest income	$6,390	$7,011	$7,113	$7,214	$7,491
Interest expense	1,953	2,247	2,411	2,659	3,036

Net interest income	4,437	4,764	4,702	4,555	4,455
Provision for loan losses	250	105	105	95	95
Other non-interest income	1,934	1,864	2,043	2,036	2,277
Net gains/(losses) on sales of securities	—	—	4	11	—

Total non-interest income	1,934	1,864	2,047	2,047	2,277
Total non-interest expenses	5,388	5,407	5,396	5,487	5,390

Income before income taxes	733	1,116	1,248	1,020	1,247
Income taxes	74	189	226	156	230

Net income	$659	$927	$1,022	$864	$1,017

Per Share Data
Basic earnings per share	$0.21	$0.30	$0.33	$0.28	$0.32
Diluted earnings per share	0.21	0.30	0.33	0.28	0.32
Dividends per share	0.29	0.29	0.29	0.29	0.29
Book value at quarter end	18.76	18.52	18.39	18.48	18.69
Average basic shares outstanding	3,147	3,141	3,138	3,137	3,139
Average diluted shares outstanding	3,147	3,141	3,138	3,137	3,140

Balance Sheet Items (Quarter End)
Total assets	$529,400	$524,841	$525,081	$526,849	$529,663
Securities	108,306	87,908	87,803	90,906	89,311
Loans, including loans held for sale	326,280	336,184	351,549	344,329	341,920
Allowance for loan losses	2,958	3,411	3,563	3,534	3,534
Deposits	425,919	420,728	421,700	423,142	425,893
Borrowings	40,642	41,503	41,037	41,295	40,606
Total shareholders’ equity	59,534	58,791	58,269	58,583	59,260

Assets Under Management
Total assets	$529,400	$524,841	$525,081	$526,849	$529,663
Cash management sweep accounts	56,867	47,665	60,733	69,455	70,938
Market value of trust assets	157,635	164,188	176,111	181,235	197,279

Total assets under management	$743,902	$736,694	$761,925	$777,539	$797,880

Selected Financial Ratios
Return on average assets	0.50%	0.70%	0.77%	0.65%	0.78%
Return on average equity	4.53	6.27	6.88	5.82	6.92
Dividend payout ratio	138.10	96.67	87.88	103.57	90.63
Net interest margin	3.72	3.93	3.91	3.78	3.73
Non-interest expense to total revenue	84.57	81.58	79.95	83.11	80.07
Average loans to average total assets	62.32	63.82	66.09	64.58	66.21

Asset Quality
Nonaccrual loans	$2,570	$2,982	$2,990	$3,102	$3,288
Accruing and 90 or more days past due	330	200	45	83	5

Total nonperforming loans	$2,900	$3,182	$3,035	$3,185	$3,293

Other real estate owned	1,111	321	289	271	354
Net charge offs	703	258	76	94	155

Non-performing loans to total loans	0.89%	0.95%	0.86%	0.92%	0.96%
Loan loss allowance to total loans	0.91	1.01	1.01	1.03	1.03
Loan loss allowance to non-performing loans	102.00	107.20	117.40	110.96	107.32
Loans 30+ days past due to total loans	1.22	0.51	0.32	0.55	0.60
Net charge-offs to average loans	0.86	0.30	0.09	0.11	0.18

Capital
Average equity to average total assets	11.12%	11.10%	11.25%	11.23%	11.23%
Tier 1 Leverage ratio	12.12	12.21	12.15	12.00	12.07
Total Risk-based capital ratio**	18.87	18.80	18.13	18.27	18.30

**	Estimated for current quarter end